Exhibit 99.1

155 North Lake Avenue 91101
PO Box 7084
Pasadena, California 91109-7084
1.626.578.3500    Fax 1.626.568.7144
Press Release

FOR IMMEDIATE RELEASE	March 29, 2013

For additional information contact:
John W. Prosser
626.578.6803

Jacobs Elects Juan José Suárez Coppel to Its Board of Directors

PASADENA, CALIF. - Jacobs Engineering Group Inc. (NYSE:JEC) announced today the election of Juan José Suárez Coppel, acclaimed Mexican economist and former General Director of Petróleos Mexicanos (PEMEX), to its Board of Directors.
In announcing the election, Jacobs Board Chairman Noel G. Watson said, “We are very pleased to welcome Mr. Suárez to our board. He brings a global understanding of the oil and gas market and sound experience in both the public and private sectors in Mexico. His vast knowledge and expertise is of great value to Jacobs as we continue to expand our capabilities in Central and South America.”
Mr. Suárez was General Director of PEMEX, the national oil company of Mexico, from 2009 to 2012. PEMEX is the world's fourth largest oil producer and the largest company in Mexico. Prior to his tenure as General Director, Mr. Suárez held other positions at PEMEX, including Chief Financial Officer from 2001 to 2006. He also served as Chief of Staff of Mexico's Secretary of Finance and Public Credit in 2000 and 2001. Consistent with his obligations under the laws of Mexico, Mr. Suárez will recuse himself from board decisions relating to PEMEX.
In the private sector, Mr. Suárez was Co-Head of Equity Derivative Trading at Banamex from 1991 to 1995 and has held senior leadership positions at Grupo Televisa and Grupo Modelo; Mexico's largest media company and largest brewer, respectively. He has also taught economics at several leading universities in Mexico, Europe and the United States. He is a graduate of the Instituto Tecnológico Autónomo in Mexico City, and earned his Ph.D. in economics from the University of Chicago.

Jacobs is one of the world's largest and most diverse providers of technical, professional, and construction services.

Statements made in this release that are not based on historical fact are forward-looking statements. We base these forward-looking statements on management's current estimates and expectations as well as currently available competitive, financial and economic data. Forward-looking

Exhibit 99.1

statements, however, are inherently uncertain. There are a variety of factors that could cause business results to differ materially from our forward-looking statements. For a description of some of the factors which may occur that could cause actual results to differ from our forward-looking statements please refer to our 2012 Form 10-K, and in particular the discussions contained under Items 1 - Business, 1A - Risk Factors, 3 - Legal Proceedings, and 7 - Management's Discussion and Analysis of Financial Condition and Results of Operations.  We do not undertake to update any forward-looking statements made herein.

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